Education Management Corporation Reports Fiscal 2011 Second Quarter Results

PITTSBURGH, Feb. 9, 2011 /PRNewswire/ -- Education Management Corporation (Nasdaq: EDMC), one of the largest providers of post-secondary education in North America, today reported its financial results for the three months ended December 31, 2010. Net revenues were $771.9 million, an increase of 17.8% as compared to the second quarter of the prior fiscal year. Net income was up 320.6% to $85.3 million, or $0.61 per diluted share. Excluding charges recorded during the second quarter of fiscal 2011 in connection with an amendment to the Company's senior credit facility as well as expenses incurred during the second quarter of fiscal 2010 in connection with the Company's initial public offering ("IPO") and related debt repurchase, net income for the three months ended December 31, 2010 would have increased 19.0% from the quarter ended December 31, 2009 to $90.4 million, or $0.64 per diluted share.

Todd S. Nelson, Chief Executive Officer of Education Management, commented, "We are pleased by our financial results and continued enrollment growth despite the challenging economic environment. The breadth and quality of our academic programs, the diversity of our students, and the investments we have made in the student experience over the last several years continue to support our business results."

Financial Highlights

  Net revenues for the three months ended December 31, 2010 increased 17.8% to $771.9 million, compared to $655.5 million for the same period a year ago. This increase was primarily driven by a 16.4% increase in October student enrollment.
  For the second quarter of fiscal 2011, net income for the quarter grew to $85.3 million, or $0.61 per diluted share, compared to net income of $20.3 million, or $0.14 per diluted share, for the same period a year ago. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 51.5% to $210.7 million in the second quarter of fiscal 2011.
  Excluding the expenses related to the debt amendment, IPO and debt repurchase detailed below, net income for the three months ended December 31, 2010 grew 19.0% to $90.4 million, or $0.64 per diluted share and EBITDA increased 14.0% to $210.7 million in the second quarter of fiscal 2011. The increase in EBITDA was primarily due to higher student enrollment and improved operating performance.
  The Company has decided to explore strategic alternatives for its Education Finance Loan (EFL) portfolio. As a result, the Company changed the accounting methodology for the portfolio during the second quarter of fiscal 2011. This change from held-for-investment to available-for-sale resulted in a charge of $7.5 million during the second fiscal quarter to reflect the fair value of the EFL portfolio under ASC Topic 820, Fair Value Measurements and Disclosure.
  Non-operating expenses incurred in the second quarter of fiscal 2011 and fiscal 2010 related to the debt amendment, IPO and debt repurchase, respectively:

	Second Quarter
(dollars in millions)	Fiscal 2011	Fiscal 2010
Loss on extinguishment of debt (1)	$ 8.4	$ 44.8
Management agreement termination fee	--	29.6
Previously deferred stock-based compensation costs	--	15.2
Other costs	--	0.9
Total expenses, pre-tax	$ 8.4	$ 90.5
Total expenses, net of tax	$ 5.2	$55.7
(1) Expenses related to the debt amendment and debt repurchase are recorded as Loss on extinguishment of debt

  At December 31, 2010, cash and cash equivalents were $393.4 million as compared to $373.5 million at June 30, 2010. There were no outstanding borrowings under the revolving credit facility at December 31, 2010 or June 30, 2010.
  Cash flow from operations for the six month period ended December 31, 2010 was $174.4 million, compared to $100.4 million in the prior year period. Excluding the management agreement termination fee and other costs paid in connection with the IPO, the prior year period cash flow from operations was $130.9 million. The increase in operating cash flows as compared to the prior year period was primarily related to improved operating performance and the reduction in interest payments resulting from the repurchase of $337.3 million of the Company's 10.25% senior subordinated notes due 2016 in fiscal 2010.
  On a cash basis, capital expenditures were $69.7 million, or 4.8% of net revenues, for the six months ended December 31, 2010 compared to $69.8 million, or 5.9% of net revenues, in the same period in the prior year.
  Since the inception of our share repurchase program, we have repurchased 5.2 million shares through December 31, 2010 at an average share price of $12.64.  During the second quarter of fiscal 2011, we repurchased 2.5 million shares at an average share price of $14.76.

Student Enrollment

At the start of the current January quarter, total enrollment at our schools was over 157,200 students, a 12.8% increase from the same time last year. Same-school enrollment (schools with enrollment for one year or more) increased 11.4% to approximately 155,400 students. The number of students enrolled in fully online programs increased 26.2% to over 43,900 students.

	2011	2010	Percentage
	January	January	Change
Total enrollment	157,200	139,400	12.8%
Same-school enrollment(2)	155,400	139,400	11.4%
Students enrolled in fully online programs	43,900	34,800	26.2%
(2) Schools with enrollment for one year or more.

Our quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. The seasonality of our business has decreased over the last several years due primarily to an increased percentage of students enrolling in online programs, which generally experience less seasonal fluctuation than campus-based programs. The first quarter is typically the lowest revenue recognition quarter due to student vacations.

Fiscal 2011 Guidance – 3rd Quarter

For the third quarter of fiscal 2011, net income, EBITDA and diluted earnings per share are expected to be between $64 million and $68 million, $172 million and $179 million, and $0.46 and $0.48, respectively.

Fiscal Year 2011 Guidance – 12 months ending June 30, 2011

For the twelve months ending June 30, 2011, net income and diluted earnings per share are expected to be between $230 million and $237 million and $1.63 and $1.68, respectively. Excluding the expenses incurred during the second quarter of fiscal 2011 related to the amendment of the Company's senior credit facility, net income, EBITDA and earnings per diluted share for the twelve months ending June 30, 2011 are anticipated to be between $235 million and $242 million, $646 million and $659 million and $1.67 and $1.72, respectively.

For fiscal year 2011, capital expenditures are projected to be between 4.5% and 5.0% of net revenues, compared to 7.0% of net revenues in fiscal 2010.

The presentation of EBITDA, as well as the presentations excluding certain expenses, do not comply with U.S. generally accepted accounting principles (GAAP). For an explanation of EBITDA and EBITDA excluding expenses related to the debt amendment, IPO and debt repurchase, and a reconciliation to net income, the most directly comparable GAAP financial measure, see the Non-GAAP Financial Measures disclosure in the financial tables section below.

Conference Call and Webcast

Education Management will host a conference call to discuss its fiscal 2011 second quarter on Thursday, February 10, 2011 at 9:00 a.m. (Eastern Time). Those wishing to participate in this call should dial 480-629-9692 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.edu.  A replay of the conference call will be available at www.edmc.edu for up to one year.

About Education Management

Education Management (www.edmc.edu), with approximately 158,300 students as of October 2010, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 104 locations in 31 U.S. states and Canada. We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and continuously strive to improve the learning experience for our students. Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including design, media arts, health sciences, psychology and behavioral sciences, culinary, fashion, business, education, legal and information technology.

Cautionary Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements typically contain words such as "anticipates," "believes," "estimates," "expects," "intends" or similar words indicating that future outcomes are not known with certainty and are subject to risk factors that could cause these outcomes to differ significantly from those projected. Forward-looking statements include, but are not limited to, statements related to the Company's future operating and financial performance, and include statements regarding expected enrollment, revenue, expense levels, capital expenditures and earnings. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Some of the factors that could cause actual results to differ materially include, but are not limited to: changes in the overall U.S. or global economy, changes in enrollment or student mix, our ability to maintain eligibility to participate in Title IV programs; the outcome of the U.S. Department of Education's current rulemaking process addressing gainful employment and other issues; and other factors discussed in our filings with the Securities and Exchange Commission, including those identified in the "Risk Factors" section of our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Past results of Education Management are not necessarily indicative of its future results. Education Management does not undertake any obligation to update any forward-looking statements.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS – FISCAL SECOND QUARTER (Dollars in millions) (Unaudited)
	For the three months ended December 31,			For the six months ended December 31,
	2010	2009	% change	2010	2009	% change
Net revenues	$771.9	$655.5	17.8%	$1,437.9	$1,189.9	20.8%

Costs and expenses:
Educational services (1)(2)(3)	374.2	315.3	18.7%	731.7	611.0	19.8%
General and administrative (4)	187.0	170.3	9.8%	373.7	317.2	17.8%
Management fees paid to affiliates (5)	--	30.8	n/m	--	32.0	n/m
Depreciation and amortization	35.3	29.4	20.2%	70.4	58.2	20.9%
Total costs and expenses	596.5	545.8	9.3%	1,175.8	1,018.4	15.5%

Income before interest, loss on early retirement of debt and income taxes	175.4	109.7	59.9%	262.1	171.5	52.9%
Interest expense, net	28.6	30.4	(5.9%)	56.1	66.7	(16.0%)
Loss on extinguishment of debt (6)	8.4	44.8	n/m	8.4	44.8	n/m

Income before income taxes	138.4	34.5	300.8%	197.6	60.0	229.6%
Provision for income taxes	53.1	14.2	272.6%	75.9	24.0	217.3%

Net income	$85.3	$ 20.3	320.6%	$121.7	$36.0	237.8%

Diluted earnings per share	$0.61	$ 0.14	n/m	$0.86	$ 0.27	n/m
Weighted average number of diluted shares outstanding (000's)	140,256	143,143		141,597	131,457

(1) Includes bad debt expense of $37.1 million and $27.4 million in the three month periods presented, respectively, and $73.6 million and $50.6 million in the six month periods presented, respectively.

(2)  Includes the impact of a $7.5 million adjustment to the carrying value of the Company's Education Finance Loan portfolio recorded due to a change in accounting methodology. The fair value adjustment due to the reclassification of these loans as held for sale includes $1.5 million that would have been recorded in bad debt expense if the loans had not been reclassified.

The statement of operations above includes costs incurred in the three and six month periods of both fiscal 2011 and fiscal 2010 associated with the debt extinguishments and IPO, as follows:

(3) Previously deferred stock-based compensation costs of $2.2 million in fiscal 2010

(4) Previously deferred stock-based compensation costs of $13.0 million and $0.9 million in other costs in fiscal 2010

(5) Management agreement termination fee of $29.6 million in fiscal 2010

(6) Includes the acceleration of deferred financing fees of $5.1 million and $5.3 million in fiscal 2011 and fiscal 2010, respectively, debt extinguishment costs of $3.3 million in fiscal 2011 and a premium of $39.5 million paid to repurchase the senior subordinated notes in fiscal 2010

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES SELECTED CASH FLOW DATA – FISCAL SECOND QUARTER (Dollars in millions) (Unaudited)
	For the six months ended December 31,
	2010	2009	% Change
Net cash flows provided by operations	$174.4	$100.4	73.6%
Capital expenditures (1)	(69.7)	(69.8)	0.2%
Common stock repurchases	(59.6)	--	n/m
(1) Represents cash paid for long-lived assets

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES SELECTED BALANCE SHEET DATA – FISCAL SECOND QUARTER (Dollars in millions) (Unaudited)
	As of December 31,
	2010	2009
Cash and cash equivalents	$ 393.4	$ 310.0
Current assets	647.8	523.8
Total assets	4,476.8	4,258.3
Current liabilities	414.9	353.6
Long-term debt (including current portion)	1,532.6	1,566.3
Shareholders' equity	2,151.3	1,932.8

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
Reconciliation of Net Income to EBITDA
(Dollars in millions) (Unaudited)

Non-GAAP Financial Measures

EBITDA, a measure used by management to measure operating performance, is defined as net income plus net interest expense, taxes and depreciation and amortization, including amortization of intangible assets. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We also present net income and EBITDA after adjusting for expenses related to the debt amendment incurred in the second quarter of fiscal 2011 and the IPO and debt repurchase incurred in the second quarter of fiscal 2010, which also are non-GAAP financial measures. Management believes this presentation is also helpful in highlighting trends in our business because it excludes one time, non-recurring expenses. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to similarly titled measures of other companies.

	For the three months ended December 31,			For the six months ended December 31,
	2010	2009	% change	2010	2009	% change
Net income	$85.3	$20.3	320.6%	$121.7	$36.0	237.8%

Net interest expense	28.6	30.4	(5.9%)	56.1	66.7	(16.0%)
Loss on debt extinguishment	8.4	44.8	n/m	8.4	44.8	n/m
Income tax expense	53.1	14.2	272.6%	75.9	24.0	217.3%
Depreciation and amortization	35.3	29.4	20.2%	70.4	58.2	20.9%
EBITDA	$210.7	$ 139.1	51.5%	$332.5	$229.7	44.8%

Management agreement termination fee	--	29.6	n/m	--	29.6	n/m
Previously deferred stock-based compensation costs	--	15.2	n/m	--	15.2	n/m
Other costs	--	0.9	n/m	--	0.9	n/m
EBITDA excluding expenses incurred in connection with the initial public offering (IPO)	$210.7	$184.8	14.0%	$332.5	$275.4	20.7%

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

Reconciliation of Fiscal 2011 Third Quarter Guidance of Net Income to EBITDA

(Dollars in millions, except earnings per share) (Unaudited)

Fiscal 2011 Guidance – 3rd Quarter

	For the three months ending March 31, 2011
	Low End	High End
Earnings per diluted share	$0.46	$0.48

Net income	$64	$68
Net interest expense	$31	$31
Income tax expense	41	43
Depreciation and amortization	36	37
EBITDA	$172	$179

Reconciliation of Fiscal Year 2011 Guidance of Net Income to EBITDA (Dollars in millions, except earnings per share) (Unaudited) Fiscal Year 2011 Guidance
	For the twelve months ending June 30, 2011
	Low End	High End
Earnings per diluted share	$1.63	$1.68

Earnings per diluted share excluding expenses related to the debt amendment	$1.67	$1.72

Net income	$230	$237
Expenses related to the debt amendment, net of tax	5	5
Net income excluding expenses related to the debt amendment	$235	$242
Net interest expense	$118	$118
Income tax expense	149	153
Depreciation and amortization	144	146
EBITDA excluding expenses related to the debt amendment	$646	$659

COMPANY CONTACTS:
James Sober, CFA
Vice President, Finance
(412) 995-7684

CONTACT: James Sober, CFA, Vice President, Finance, +1-412-995-7684